Exhibit 99

CONTACT: Robert F. Mangano President & Chief Executive Officer (609) 655-4500	Joseph M. Reardon Sr. Vice President & Treasurer (609) 655-4500

PRESS RELEASE —FOR IMMEDIATE RELEASE . . .

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME, UP 24.8%
FOR THE THREE MONTHS ENDING JUNE 30, 2003
AND 23.0% FOR THE FIRST SIX MONTHS OF 2003

CRANBURY NJ – JULY 18, 2003……1st Constitution Bancorp (NASDAQ: FCCY) reported net income of $1.503 million for the first six months of 2003, an increase of 23.0 percent or $281 thousand over the net income reported for the corresponding period in 2002. Diluted earnings per share were $0.97, an increase of 22.8 percent from the $0.79 per share reported for the first half of last year. The return on average equity for the first half of 2003 was 14.21 percent, and the return on average assets was 1.15 percent. In comparison, the first half of 2002 generated returns on average equity and assets of 13.65 percent and 1.10 percent respectively.

For the second quarter of 2003, the return on average equity was 14.40 percent, and return on average assets was 1.18 percent, as compared to a return on average equity of 13.67 percent and a return on average assets of 1.09 percent for the second quarter of last year. Net income for the second quarter of 2003 was of record proportions and reached $778 thousand, representing a 24.8 percent increase in net income over the $623 thousand earned during the same period last year. Diluted earnings per share were $0.50, an increase of 25.0 percent from the $0.40 per share reported for the first quarter of last year.

Net interest income increased $153,009, or 6.8 percent over the second quarter of 2002, and $418,929 or 9.6 percent year to date when compared to the results achieved for the corresponding period last year.

Robert F. Mangano, president and chief executive officer, said higher earnings for the period reflect a continuing momentum across a broad range of product lines, primarily relating to the Bank’s lending activities, deposit growth, and the continued generation of non interest income.

As a result of these efforts, non interest income increased 58.0 percent or by $539,791 for the year, when compared to last year’s results. Also bolstering earnings was a 35.4 percent increase in loans, which when coupled with the growth in non interest income, expanded net income to a new high point in 1st Constitution’s history.

At June 30, 2003, total assets reached $283.0 million, an increase of 20.2 percent or $47.6 million from June 30, 2002.

1st Constitution Bancorp and its primary subsidiary, 1st Constitution Bank operates 6 branch banking offices in Cranbury (2), Hamilton, Montgomery and Plainsboro, and Princeton.

1st Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol FCCY, and can be accessed through the Internet at www.1STCONSTITUTION.com

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1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Income Statement Data:
Interest income	$3,534	$3,532	$7,061	$6,915
Interest expense	1,114	1,266	2,255	2,529

Net interest income	2,420	2,266	4,806	4,386
Provision for loan losses	60	60	120	120

Net interest income after prov.for loan losses	2,360	2,206	4,686	4,266
Non-interest income	810	439	1,470	930
Non-interest expense	1,967	1,669	3,834	3,277

Income before income taxes	1,203	976	2,322	1,919
Income tax expense	425	353	819	697

Net income	$778	$623	$1,503	$1,222

Balance Sheet Data:
Total Assets	--	--	$283,031	$235,454
Loans	--	--	178,647	131,968
Allowance for loan losses	--	--	(1,785)	(1,548)
Securities available for sale	--	--	84,983	75,397
Securities held to maturity	--	--	6,627	5,278
Deposits	--	--	212,032	188,873
Shareholders’ Equity	--	--	22,150	19,309

Performance Ratios:
Return on average assets	1.18%	1.09%	1.15%	1.10%
Return on average equity	14.40%	13.67%	14.21%	13.65%
Net interest margin	3.97%	4.18%	3.97%	4.14%
Efficiency ratio	60.9%	61.7%	61.1%	61.6%

Asset Quality:
Loans past due over 90 days and still accruing	--	--	$0	$15
Nonaccrual loans	--	--	728	17
OREO property	--	--	59	0
Net charge-offs (recoveries)	--	--	5	(14)
Allowance for loan losses to total loans	--	--	1.00%	1.17%
Nonperforming loans to total loans	--	--	0.41%	0.02%

Per Share Data:
Earnings per share - Basic	$0.52	$0.42	$1.01	$0.83
Earnings per share - Diluted	$0.50	$0.40	$0.97	$0.79
Book value per share	--	--	$14.88	$13.11